Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 which became effective on February 12, 2025 (SEC File No. 333-284723) and on Form S-8 which became effective on December 2, 2025 (SEC File No. 333-291890) and on Form S-1 which became effective on November 10, 2025 (SEC File No. 333-291000) and on Form S-1 which became effective on January 13, 2025 (SEC File No. 333-283816) of Beeline Holdings, Inc. of our report dated March 31, 2026 on the consolidated financial statements of Beeline Holdings, Inc., as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025, which report is included in the Annual Report on Form 10-K of Beeline Holdings, Inc. for the year ended December 31, 2025.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 31, 2026